Exhibit 99.1

Time Warner Inc.
Per Share Data Reflecting the Reverse Stock Split*

	Years Ended December 31,
	2008	2007	2006
	(Unaudited; millions, except per share amounts)

Income (loss) from continuing operations	$(13,402)	$4,051	$5,073
Discontinued operations, net of tax	—	336	1,454
Cumulative effect of accounting change, net of tax	—	—	25
Net income (loss)	$(13,402)	$4,387	$6,552

Basic income (loss) per common share from continuing operations	$(11.22)	$3.27	$3.64
Discontinued operations, net of tax	—	0.27	1.04
Cumulative effect of accounting change, net of tax	—	—	0.02
Basic net income (loss) per common share	$(11.22)	$3.54	$4.70

Average basic common shares outstanding	1,194.2	1,239.6	1,394.2

Diluted income (loss) per common share from continuing operations	$(11.22)	$3.23	$3.60
Discontinued operations, net of tax	—	0.27	1.03
Cumulative effect of accounting change, net of tax	—	—	0.02
Diluted net income (loss) per common share	$(11.22)	$3.50	$4.65

Average diluted common shares outstanding	1,194.2	1,254.1	1,408.3

Cash dividends declared per share of common stock	$0.750	$0.705	$0.630

* The one-for-three reverse stock split of Time Warner’s common stock outstanding or held in treasury became effective at 7 p.m. Eastern Time on March 27, 2009.